Exhibit 99.1

Lumenis to Begin Direct Sales and Service of Aesthetic Products in Southern US
Regional Distributor Notifies Company of Termination of Distribution Agreement

Yokneam, Israel, November 24, 2004 – Lumenis Ltd. (LUME.PK), a global developer, manufacturer and seller of laser and light-based devices for medical, aesthetic, ophthalmic, dental and veterinary applications, today announced that its distributor for aesthetic products in four states in the southern United States, Eclipse Medical, has advised the Company that it is terminating its distribution agreement with the Company. Lumenis will be assuming direct sales and service operations in Eclipse’s former region, which comprises Texas, Louisiana, Oklahoma and Arkansas, as early as the beginning of the new year. Lumenis and Eclipse expect a smooth operational transition.

In sending its termination notice, Eclipse appears to be seeking to preserve any rights that it may have to require Lumenis to purchase from Eclipse the related distribution business assets of Eclipse and to make payments therefore in accordance with the terms of the distribution agreement. Based upon prior conversations with Eclipse, Lumenis believes that Eclipse may seek, in connection with the termination, aggregate payments of up to $7 million, less any amounts then owed by Eclipse to Lumenis (including the amount of an outstanding loan with principal and interest aggregating more than $1.2 million). Both Lumenis and Eclipse have alleged cross-defaults under the distribution agreement which could affect the amount of the purchase price by, among other things, either increasing it by 25% or eliminating Lumenis’ obligation to purchase Eclipse’s business assets altogether. The parties are in discussions regarding the termination, which may move to arbitration if no agreement is reached.

Avner Raz, President and Chief Executive Officer said, “We have plans in place to assume direct responsibility for the region with a sales and service organization that will be ready to continue uninterrupted sales and support to our customers. We do not expect any material impact on our revenue from the region going forward. We already have an organization in the region that sells and services our other product lines.”

About Lumenis

Lumenis is a global developer, manufacturer and seller of laser and light-based devices for medical, aesthetic, ophthalmic, dental and veterinary applications. The Company offers a wide range of products along with extensive product support systems including training, education and service. Lumenis invests heavily in research and development to maintain and enhance its leading industry position. The Company holds numerous patents worldwide on its technologies. For more information about Lumenis and its products, log onto http://www.lumenis.com

Investors:

Lauri Hanover	1-866-232-6803
972-4-959-9122

The statements in this press release that are not historical facts are forward-looking statements which are subject to risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward looking statements based on a variety of factors, including, among others: uncertainties with respect to market acceptance of the Company’s products, the implementation and outcome of our Turnaround Plan, obtaining regulatory approvals for new products or for the sale of existing products in new markets and enforcement of intellectual property rights; risks associated with competition and competitive pricing pressures, economic conditions generally, the Company’s international operations and the Company’s ability to integrate its operations with those of acquired businesses; the outcome of the Securities and Exchange Commission investigation and several securities class action lawsuits to which the Company is subject and the outcome of the investigation conducted by the Audit Committee; uncertainties relating to the Company’s continuing liquidity; and other risks detailed from time to time in the reports filed by Lumenis with the SEC, including its annual report on Form 10-K and quarterly reports on Form 10-Q.

Lumenis Ltd. Yokneam Industrial Park P.O.B. 240 Yokneam 20692, Israel Tel. +972.4.959.9000 Fax. +972.4.959.9050 www.lumenis.com